CONFIRMATION OF AUTHORIZATION

I, John D Stark JR, the undersigned, hereby authorize and designate Patricia M. Schaubeck or Jill E. Abbate to sign and file Securities and Exchange Commission Forms 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK). This authorization shall continue in effect until a written revocation is filed with the commission. This supersedes any previous power-of-attorney granted for this purpose.

Signature: /s/ John D Stark JR

Dated: September 25, 2012

Corporate Services ? 4 West Second Street ? P.O. Box 9000 ? Riverhead, New York 11901 ? P 631.208.2400 ? F 631.727.3214